Exhibit 99.1

PRESS RELEASE Contacts: Courtney Guertin Public Relations Specialist 401-457-9501 courtney.guertin@lintv.com

LIN TV Announces Senior Vice President Chief Financial Officer and Senior Vice President New Media

PROVIDENCE, R.I., October 3, 2008—LIN TV Corp. (NYSE: TVL), a local television and digital media company, today announced the appointments of Richard Schmaeling as Senior Vice President Chief Financial Officer and Robert Richter as Senior Vice President New Media.

Mr. Schmaeling has more than twenty years of financial and operational experience and he joins LIN TV from Dow Jones & Company, Inc., where he held the position of Vice President, Finance. While in that role, Mr. Schmaeling directed a team of 225 professionals and managed the financial planning, analysis, general accounting and transaction processing services for nine business units worldwide. In addition, during his tenure, Mr. Schmaeling played an instrumental role in the transformation of Dow Jones into a more diversified, multi-media content and information services company and in facilitating the acquisition by News Corporation. Mr. Schmaeling will oversee LIN TV’s financial management business processes.

Mr. Richter joined LIN TV in 2006 as Vice President Internet where he managed LIN TV’s online operations for the Company’s top-rated stations including content and sales. Under Mr. Richter’s leadership, LIN TV launched more than 50 web sites to date and achieved a 50% increase in impressions from the first half of 2007 to the first half of 2008. In addition, his team’s efforts to populate LIN TV’s web sites with local, relevant and interactive content led to an increase of “Time on Site” by seven minutes or an average increase of 140%. Previously, Mr. Richter served as Vice President of Marketing and Sales Planning for ShopNBC, where he managed all marketing functions online and offline, driving sales, traffic and viewership to a top 50 Internet retail site and a network reaching 65 million cable and satellite homes. Mr. Richter’s promotion to Senior Vice President New Media will position LIN TV to further capitalize on digital media growth and opportunity. In his new role, Mr. Richter will oversee all digital operations, including interactive, mobile and new ventures.

Both executives will report directly to Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer.

In announcing the appointments, Mr. Sadusky said: “We are fortunate to have such outstanding leaders on our management team. Both Rich and Robb have tremendous experience and are innovative thinkers. Their skills and experience will help LIN TV achieve its goals of growth and efficiency in our traditional broadcasting and digital operations.”

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households.

LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.